Exhibit 21.1

Sunoco Logistics Partners L.P.

Subsidiaries of the Registrant

(50.1% or greater ownership)

Legal Entity Name	Inc./Org./Reg.
Sunoco Partners LLC	Pennsylvania

Sunoco Logistics Partners L.P.	Delaware

Sunoco Logistics Partners GP LLC	Delaware

Sunoco Logistics Partners Operations L.P.	Delaware

Sunoco Logistics Partners Operations GP LLC	Delaware

Sunoco Partners Lease Acquisition & Marketing LLC	Delaware

Sunoco Partners Marketing & Terminals L.P.	Texas

Butane Acquisition I LLC	Delaware

Sunoco Partners Butane Blending LLC	Delaware

Butane Acquisition II LLC	Delaware

Austin Property Acquisition LLC	Delaware

Sunoco Pipeline L.P.	Texas

Sunoco Pipeline Acquisition LLC	Delaware

Sun Pipe Line Company of Delaware LLC	Delaware

Mid-Valley Pipeline Company	Ohio

West Texas Gulf Pipe Line Company	Delaware

Excel Pipeline LLC	Delaware